Exhibit 10.4

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is made and entered into as of the 4th day of June, 2011 (the “Effective Date”) by and among China Pharmaceutical Group Limited (“CPG”), having an address at 276 Zhongshan West Road Shijiazhuang, Hebei Province, People’s Republic of China; Unigene Biotechnology Co., Ltd. (“JV”), having an address at Economic and Technological Development Zone, Shijiazhuang,  Hebei Province, People’s Republic of China; and Unigene Laboratories, Inc. (“Unigene”), having an address at 81 Fulton Street, Boonton, NJ 07005.  CPG, JV and Unigene are each referred to herein individually as a “Party” and, collectively, as the “Parties”.  Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Technology Transfer Agreement (as defined below).

RECITALS

WHEREAS, Shijiazhuang Pharmaceutical Group Corporation (“SPGC”) and Unigene entered into that certain Joint Venture Contract, dated as of June 15, 2000 (as amended), pursuant to which SPGC and Unigene established JV;

WHEREAS, SPGC and Unigene entered into that certain Technology Transfer Agreement, dated April 23, 2008 (the “Technology Transfer Agreement”), pursuant to which, among other things, Unigene granted to JV certain licenses and other rights;

WHEREAS, SPGC assigned all of its rights, responsibilities and obligations under the Technology Transfer Agreement to its subsidiary, CPG, pursuant to that certain Agreement of Assignment, dated April 23, 2008, by and among Unigene, SPGC and CPG;

WHEREAS, on even date herewith, Unigene and CPG have entered into an Equity Transfer Agreement pursuant to which CPG has acquired all of Unigene’s ownership interest in JV; and

WHEREAS, the Parties have agreed to terminate the Technology Transfer Agreement, and wish to document such termination and the Parties’ respective rights and obligations with respect to matters related to such termination.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.

TERMINATION OF THE
TECHNOLOGY TRANSFER AGREEMENT

Section 1.1.                      Termination.  Upon the terms and conditions set forth herein, the Parties hereby irrevocably terminate, effective as of the Effective Date, the Technology Transfer Agreement.  From and after the Effective Date, the Parties shall have no obligations to, or rights from one another pursuant to, the Technology Transfer Agreement, except as expressly provided otherwise in this Agreement, and the Technology Transfer Agreement will have no further force or effect.

Section 1.2.                      No Licenses.  The Parties agree that, effective as of Effective Date, and notwithstanding anything to the contrary in the Technology Transfer Agreement, all licenses and other rights granted to JV and CPG under the Technology Transfer Agreement, and all sublicenses and other rights granted by JV or CPG to any person under or with respect to such licenses and other rights, are terminated.  JV and CPG shall cease all use of all Unigene Property and Improvements (each as defined in Sections 2.1 and 2.2, respectively) no later than ten (10) business days after the Effective Date.

Section 1.3.                      Mutual Agreement.  The Parties expressly acknowledge and agree that the termination of the Technology Transfer Agreement contained in this Article I is by mutual agreement of the Parties and that, notwithstanding anything to the contrary in the Technology Transfer Agreement, all effects and consequences of such termination are set forth in this Agreement.

Section 1.4.                      Mutual Release.  In consideration of the mutual representations, warranties and covenants contained herein, each Party, for itself and for each of its affiliates, effective upon the Effective Date and without limitation of Section 3.2, hereby irrevocably, unconditionally and completely releases and forever discharges the other Parties, such other Parties’ affiliates, and its and their officers, directors, stockholders, agents, employees, heirs, administrators, executors, predecessors, successors and assigns (hereinafter, the “Released Parties”) from, and hereby irrevocably, unconditionally and completely waives and relinquishes, such Party’s Released Claims (as defined below).  The Parties acknowledge they are aware that they may hereafter discover facts in addition to or different from those now known or believed to be true with respect to the subject matter of this release, but that it is their intention to hereby fully, finally and forever settle and release all such claims, disputes and differences, known or unknown, suspected or unsuspected, that now exist or heretofore have existed between the Parties and that in furtherance of such intention, this release shall remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different facts.   The term “Released Claims,” when used herein with respect to a Party, shall mean and include each and every claim, charge, complaint, demand, action, cause of action, suit, right, debt, sum of money, cost, reckoning, covenant, contract, agreement, promise, doing, omission, damage, execution, obligation, liability and expense (including attorneys’ fees and costs), of every kind and nature (whether at law or in equity) (collectively, “Claims”) that such Party may have had in the past, may now have or may have in the future against the Released Parties, and which has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the Effective Date to the extent such claim relates to or arose out of a breach of the Technology Transfer Agreement; provided, however, that the Released Claims shall exclude: (1) any and all rights to seek and obtain indemnification for any breach of any representation, warranty, covenant or agreement under this Agreement; (2) any and all rights to seek and obtain enforcement of, or a remedy arising out of the breach of, any obligation provided for in this Agreement; (3) Claims arising directly or indirectly out of, or relating directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing after the Effective Date, even if any of the foregoing also existed on or prior to the Effective Date; and (4) Claims arising directly or indirectly out of, or relating directly or indirectly to, any infringement, misappropriation or unauthorized use or disclosure by a Party of any other Party’s intellectual property, confidential information or other proprietary rights.

ARTICLE II.

PROPRIETARY INFORMATION AND MATERIALS

Section 2.1.                      Return of Unigene Property.  JV and CPG shall, no later than ten (10) business days after the Effective Date and at JV and CPG’s expense, return to Unigene, or destroy, all information, materials, data, know-how and other technologies provided or made available to JV and/or CPG by Unigene, including (i) all Technologies, Technical Data, Specifications, amydating enzymes, and other components relating to the Products, (ii) all copies and embodiments (in whatever media) of any of the foregoing, and (iii) all documents and materials derived from, based upon or otherwise relating to any of the foregoing (including any Products) (collectively, the “Unigene Property”), provided that with respect to Improvements, JV and CPG shall deliver to Unigene at least one copy and embodiment, if any, of all Improvements, and JV and CPG shall destroy all other copies and embodiments of the Improvements.  JV and CPG shall, no later than ten (10) business days after the Effective Date, deliver to Unigene a written confirmation, signed by an officer of each of JV and CPG, respectively, that such return and destruction have been fully carried out.  CPG and JV each represent and warrant to Unigene that it has not disclosed any Unigene Property to any third party.

Section 2.2.                      Improvements.  The Parties agree that Section 4.3 of the Technology Transfer Agreement survives the termination of the Technology Transfer Agreement.  In connection with the foregoing, CPG and JV hereby assign to Unigene all improvements and modifications to, and derivative works of, the Technologies, Specifications and/or Technical Data, or any other Unigene Property, developed by or on behalf of CPG and/or JV during the term of the Technology Transfer Agreement (collectively, “Improvements”), free and clear of any liens, encumbrances, claims and restrictions.  CPG and JV shall provide such assistance and cooperation as is reasonably requested by Unigene to document and perfect Unigene’s ownership of the Improvements, including by executing any documents reasonably requested by Unigene, and to enable Unigene to understand and make use of the Improvements.

Section 2.3.                      Confidentiality.  Without limiting the requirements of Section 2.1, CPG and JV agree to keep confidential at all times after the date of this Agreement, and not directly or indirectly reveal, disclose or use for its own or any other purpose, any Unigene Property and Improvements.

Section 2.4.                      Third Parties.  JV and CPG each represents and warrants to Unigene that it has not licensed, sublicensed, assigned, transfer, provided or otherwise made available any Unigene Property to any third party.  If, notwithstanding the foregoing, any third party (including SPGC) was provided with or had access to any Unigene Property, JV or CPG, as applicable, shall cause such third party to comply with the requirements of Section 1.2 and this Article II.

Section 2.5.                      Unigene Marks.  Within ten (10) business days after the Effective Date, JV shall submit to all appropriate governmental authorities all filings necessary to change its corporate name to a name that does not include the word “UNIGENE” or any confusingly similar variation thereof.  From and after the date of such approval, JV immediately shall cease use of the “UNIGENE” name, and shall destroy, or obliterate the use of “UNIGENE” on, all brochures, marketing materials, advertising, websites, signage, business cards, letterhead, stationary, invoices, products, packaging and any other documents and materials referencing “UNIGENE”, provided that the foregoing shall not apply to any business records created prior to such approval date that may be retained by JV.  If CPG or JV has obtained any trademark registrations or filed any trademark applications anywhere in the world for a trademark containing the word “UNIGENE” or any confusingly similar variation thereof, CPG and/or JV shall assign, and hereby do assign, to Unigene all rights in such registrations and applications, and all common law rights and other rights in such trademarks.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

Section 3.1.                      Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Parties as follows as of the Effective Date:

(a)           Organization and Authority.  It is validly existing and in good standing under the laws of its state or country of incorporation.  It has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)           Corporate Authority; Validity of Agreement; No Violation.  The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on its part are necessary to authorize such execution, delivery and performance.  This Agreement has been duly and validly executed and delivered by it and constitutes the valid and binding obligations of such Party enforceable against it in accordance with its terms.  Execution of this Agreement and consummation of the transactions contemplated hereby will not (i) result in the violation of or conflict with any of the terms and provisions of any of its organizational or governing documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, agreement or other obligation to which it is a party or may be subject or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to it.

(c)           Government Approvals.  Except as set forth in Section 4.1, no authorization, consent, approval, license, exemption from or filing or registration with any governmental authority under any applicable legal requirements, is necessary for the execution and delivery by it of this Agreement, the consummation by it of the transactions contemplated hereby, or the performance by it of its obligations under this Agreement.

(d)           Mutual Disclaimer.   EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THIS AGREEMENT OR OTHERWISE.

Section 3.2.                      Indemnification.

(a)           From and after the Effective Date, CPG and JV, jointly and severally, agree to indemnify and hold harmless Unigene and its affiliates and each of their respective officers, directors, employees, agents, successors and assigns (“Unigene Indemnified Parties”) from and against and in respect of any and all losses, claims, damages (including special and consequential damages, including lost profits) (“Losses”), resulting or arising from any third party claim against the Unigene Indemnified Parties based upon or otherwise relating to (i) any acts or omissions of CPG and/or JV or their respective affiliates, officers, directors, employees, agents, successors or assigns in connection with the Technology Transfer Agreement on or prior to the date hereof, (ii) any product liability, bodily injury, risk of bodily injury, death or property damage, or (iii) any breaches by CPG and/or JV or their affiliates of any representations, warranties, covenants or other agreements contained in this Agreement.

(b)           From and after the Effective Date, subject to Section 3.2(a), Unigene agrees to indemnify and hold harmless CPG and JV and each of their respective officers, directors, employees, agents, successors and assigns (“CPG/JV Indemnified Parties”) from and against and in respect of any and all Losses resulting or arising from any third party claim against the CPG/JV Indemnified Parties based upon or otherwise relating to (i) any acts or omissions of Unigene or its affiliates, officers, directors, employees, agents, successors or assigns in connection with the Technology Transfer Agreement on or prior to the date hereof, or (ii) any breaches by Unigene or its affiliates of any representations, warranties, covenants or other agreements contained herein.

Section 3.3.                      Indemnification Procedures with respect to Third Party Claims.

(a)                      Notice of Claim.  All indemnification claims in respect of any indemnitee seeking indemnity under Section 3.2 will be made solely by the corresponding Party seeking indemnity under Section 3.2 (the “Indemnified Party”).  The Indemnified Party will give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 3.2, as applicable.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Losses (to the extent that the nature and amount of such Losses are known at such time).  Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party in connection with any third party claim.

(b)                      Control of Defense.  At its option, the Indemnifying Party may assume the defense of any third party claim subject to indemnification as provided for in Section 3.2 by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an Indemnification Claim Notice, provided however that (i) the claim solely seeks monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the claim in full (the matters described in (i) and (ii), the “Litigation Conditions”). The Indemnified Party may, at any time, assume all such defense if the Litigation Conditions are not satisfied at any time.   Upon assuming the defense of a third party claim in accordance with this Section 3.3, the Indemnifying Party shall be entitled to appoint lead counsel in the defense of the third party claim.  Should the Indemnifying Party assume the defense of a third party claim, except as otherwise set forth in this Section 3.3, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the third party claim.

(c)                      Right to Participate in Defense.  Without limiting Section 3.3(b), any Indemnified Party will be entitled to participate in, but not control, the defense of a third party claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (ii) the Indemnifying Party has failed to assume and actively further the defense and employ counsel in accordance with Section 3.3(b) (in which case the Indemnified Party will control the defense), or (iii) the Indemnifying Party no longer satisfies the Litigation Conditions.

(d)           Settlement.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any third party claim without the prior written consent of the Indemnified Party, except as provided in this Section 3.3(d), such consent not to be unreasonably withheld or delayed.

ARTICLE IV.

MISCELLANEOUS

Section 4.1.                      Governmental Submission.  Upon execution by the Parties of this Agreement, CPG and JV shall undertake to make all filings, registrations or submissions to or with appropriate governmental authorities if any are necessary in connection with this Agreement and/or the termination of the Technology Transfer Agreement and the license and other rights granted thereunder.  CPG and JV promptly shall notify Unigene in writing of such filing, registration or submission, if any.

Section 4.2.                      Whole Agreement.  This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes and invalidates all other commitments, representations and warranties relating to the subject matter hereof which may have been made by the Parties either orally or in writing prior to the Effective Date of this Agreement.  This Agreement shall be in English and Chinese and shall be made in four (4) copies of each language version.  Each version of the Agreement shall be equally authentic.  Each Party shall retain one copy of each language version.  The remaining copies shall be filed with the relevant government authorities, if required.  In the case of any discrepancy in the two language versions, the Chinese version shall prevail.

Section 4.3.                      Amendments.  No modification, alteration, addition or change of the terms hereof shall be binding on the Parties unless agreed by both Parties in writing.

Section 4.4.                      Waiver.  The waiver or forbearance or failure of a Party to insist in any one or more instances upon the performance of any provision of this Agreement shall not be construed as a waiver or relinquishment of that Party’s rights with respect to any other provision or to future performance of such provision and the other Party’s obligation in respect of such other provision or future performance shall continue in full force and effect.

Section 4.5.                      Severability.  In the event that any of the terms of this Agreement are determined invalid, unlawful or unenforceable to any extent, such term shall be construed to the maximum extent enforceable in accordance with the intent of the Parties, and the remaining terms shall continue to be valid to the fullest extent permitted by law.

Section 4.6.                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China exclusively, as such laws shall be in effect from time to time, and such laws shall also be applied to all disputes, claims and other proceedings which may arise hereunder or relating hereto, in the event of arbitration, court proceedings or otherwise, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

Section 4.7.                      Dispute Resolution.

(a)           Subject to Section 4.7(d), the Parties agree that any disputes, controversies or claims arising out of or related to this Agreement, or the breach thereof, whether based on contract, tort, statute, or other theory of liability (each, a “Dispute”) shall be resolved by binding arbitration, under the arbitration rules of the China International Economic and Trade Arbitration Commission (“CIETAC”) in force at the date of this Agreement.  The appointing authority shall be CIETAC.  Subject to Section 4.7(d), either Party may commence an arbitration by issuance of a notice to the other Party setting forth the basis of the Dispute.

(b)           The arbitral tribunal shall consist of three (3) arbitrators. Within twenty (20) days of the issuance of the notice commencing the arbitration, one (1) arbitrator shall be appointed by JV and CPG, deciding together, and one (1) arbitrator shall be appointed by Unigene. The third arbitrator shall be the Chairman of the arbitral tribunal and shall not be a national of either the PRC or the United States.  The third arbitrator shall be selected by agreement between the two (2) arbitrators appointed by the Parties. In the event that the two (2) arbitrators cannot agree upon the third arbitrator within a period of twenty (20) days from the date of nomination of the second arbitrator, the third arbitrator shall be selected by CIETAC. The arbitrators shall be independent of the Parties, and shall not be employees, directors or shareholders of either Party or of an affiliate.  To be qualified for appointment, a proposed arbitrator shall confirm in writing that he/she is ready, willing and able to serve as an arbitrator subject to the terms hereof, including the timing specified herein.

(c)           The seat of arbitration shall be Beijing, People's Republic of China.  The language used for the arbitration shall be Chinese.  Each Party shall have the right to have its own interpreters, lawyers and legal advisers present through the arbitration.  In connection with the commencement of the arbitral proceeding, the arbitral tribunal shall establish the rules for the proceeding.  During the pendency of the arbitral proceeding, costs and fees assessed by the arbitral tribunal and/or CIETAC shall be shared equally by both Parties.  Following issuance of the arbitration award, all costs of arbitration actually incurred by the Parties shall be borne by the losing Party, unless otherwise determined by the arbitration award.  The arbitration award shall be in Chinese (and translated into English) and in writing, and shall set forth the evidentiary and legal basis for all ruling(s).  The arbitration award shall be final and not subject to appeal and binding on the Parties hereto.

(d)           Notwithstanding anything to the contrary in this Agreement, each Party shall have the right to seek preliminary injunctive or other equitable relief from a court of competent jurisdiction that may be necessary to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.

Section 4.8.                      Assignability; Successors and Assigns.  Neither this Agreement nor any of the rights or obligations of the Parties hereunder may be assigned by any Party without the prior written consent of the other Parties to this Agreement.  Notwithstanding the foregoing, a Party, may, without such consent, assign any or all of its rights and obligations under this Agreement in connection with the transfer or sale of all or substantially all of its assets or stock, or in the event of the merger or consolidation or similar transaction or transfer or sale in connection with the transfer or sale of all or substantially all of that portion of its business relating to this Agreement.  Any attempted assignment or delegation in contravention hereof shall be null and void, ab initio.  Subject to the foregoing, this Agreement and all rights and powers granted and obligations created hereby will bind and inure to the benefit of the hereto and their respective successors and assigns.

Section 4.9.                      Headings; Rules of Construction.  The headings preceding the text of the Articles, Sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.  All words used in this Agreement will be construed to be of such gender or number as the context may require.  Except where expressly provided otherwise, when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

Section 4.10.                      Publicity

.  Neither Party may issue a public announcement of this Agreement or the transactions contemplated hereby without the prior written consent of the other Party, except as may be required by applicable law, rule or regulation.

Section 4.11.                      Counterparts

.  This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed this on the day and year first above written.

CHINA PHARMACEUTICAL GROUP LIMITED

By:

Name:

Title:

UNIGENE BIOTECHNOLOGY CO., LTD.

By:

Name:

Title:

UNIGENE LABORATORIES, INC.

By:

Name:

Title: